Exhibit 10.1

                                                                      1 May 2001

Dear James Holtz

I am pleased to confirm ESC Medical System's offer for you to join our organization as Executive Vice President of STAR. In this capacity you will report directly to Robert Grove, President of STAR. The compensation and employee benefits program for this position are outlined as follows:

Base Salary

You will receive a base salary of $ 15,494 per month ($ 185,931 annualized).

Management Bonus Program

As a member of the Executive Staff you will be eligible to participate in the Company Bonus Plan at a 50% base participation rate. The Plan is specifically designed to reward participants based upon the attainment of Corporate and personal performance. The bonuses are paid quarterly.

Stock Option Plan

Upon your joining our organization we will recommend to the Board of Directors that you be considered for a stock option grant of 90,000 shares of Esc Medical Systems stock, at a price as will be at the date of closing. The options will vest over a three-year period, 30,000, 30,000 and 30,000 respectively.

Stay Bonus

A special bonus payment, in addition to any other compensation provided, will be paid to you after 24 month from closing of the transaction. This payment will be made providing you are still a full time employee with the company on that date. The bonus will be in the amount of US $ 150,000 of your current salary at the time it is paid.

Executive Benefits Program

ESC Medical Systems offers an attractive employee benefits program which includes: company medical and dental insurance coverage, life and accident insurance, disability coverage, a most generous 401k plan with dollar for dollar matching up to 6% of your annual salary, and flexible spending accounts.

ESC Medical Systems will provide you with a special Executive Benefit Program that provides for an additional five (5) days of vacation during each calendar year and deferred compensation options through a Supplementary Retirement Plan and Rabbi Trust arrangement that are designed to complement our 401k plan.

We look forward to your joining our organization. To indicate your acceptance of this offer please sign and return one copy of this letter to me. In the meantime, if you have any questions please do not hesitate to call me.

Best regards,

/s/Yossi Gal
-----------------------------
Yossi Gal
Vice President of Human Resources

/s/James Holtz
-----------------------------
James Holtz                                Date


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